EXHIBIT 99

For Immediate Release

TradeStation Group Purchases One Million Shares of Company Stock
In A Private Transaction

     Plantation FL, December 4, 2002 – TradeStation Group, Inc. (NasdaqNM: TRAD) announced that it has purchased 1,000,000 shares of TradeStation Group common stock in a private transaction, at $1.35 per share, for a total purchase price of $1,350,000. The purchase was made by the company from its available cash. The seller was a principal shareholder of OnlineTrading.com, a company acquired by TradeStation Group in a December 2000 merger. The stock purchase, completed yesterday, is in addition to shares purchased under the company’s stock buy back program which was announced July 25, 2002 and completed October 21, 2002, under which the company was authorized to purchase, and did purchase, 4 million shares of its common stock. Accordingly, as a result of the buy back program and yesterday’s separate, private transaction, the company has, since July of this year, purchased a total of 5 million of its shares. Following yesterday’s one million share purchase, company officials stated that TradeStation Group was not commencing a new stock buy back program, but that it would not rule out isolated purchase opportunities that may arise from time to time, and will evaluate those opportunities, should any arise, on a case-by-case basis.

About TradeStation Group, Inc.

     TradeStation Group, Inc. (NasdaqNM: TRAD), through its operating subsidiary, TradeStation Securities, Inc., offers TradeStation 6 to institutional, professional and serious, active individual traders. TradeStation 6 is an electronic trading platform that enables clients to design, test and monitor their own custom trading strategies and then automate them with direct-access order execution. The trading platform currently offers streaming real-time equities, options, futures and futures options market data. Equities and options transactions are cleared through Bear, Stearns Securities Corp. (NYSE: BSC) and futures and futures options transactions are cleared through Refco, LLC. The company’s other operating subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services, and owns and operates the TradeStationWorld.com strategy trading and development community.

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Forward-looking Statements

     This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release the words “will,” “should,” “would,” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results and events may differ materially from those suggested herein. Factors that may cause or contribute to the various potential differences include, but are not limited to, various risks and uncertainties indicated from time to time, including the company’s available cash for stock repurchases, changes that may occur in the price or volatility of the company’s common stock, and those risks and uncertainties described in the company’s filings with the Securities and Exchange Commission including, but not limited to, the company’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as other SEC filings and company press releases.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000